Exhibit 10.13

SUBCONTRACTOR AGREEMENT

Subcontract Agreement No. SubK-07-FuGEN-SLMAQM04A0106-1251

This Subcontractor Agreement (“Agreement”), dated as of January 19, 2007, is entered into between BearingPoint, LLC (“BearingPoint” or “Prime Contractor”), a Delaware limited liability company, and FuGEN, Inc., a Delaware corporation (“Subcontractor”).  Capitalized terms used herein without definition shall have the meaning ascribed to them in the Prime Contract (as defined below).

Whereas, BearingPoint has entered into a contractual Agreement awarded November 14, 2003 with the U.S. Department of State (DOS) (the “Client”), Contract Number GS35F4338D, BPA# S-LMAQM-04-A-0106 (the “Prime Contract”) and awarded order number SAQMPD07F0674 (Task Order 2007-01) DoS Bureau of Information Resource Management Office of Information Assurance (IRM/IA),  (the “Engagement”"); and

Whereas, BearingPoint and Subcontractor desire to enter into an agreement pursuant to which BearingPoint will retain the services of Subcontractor, and Subcontractor will agree to furnish its services to BearingPoint in connection with the Engagement as a subcontractor to BearingPoint under the Prime Contract.

Now therefore, in consideration of the foregoing premises, and the mutual covenants and agreements contained herein, the parties agree as follows:

1.	Purpose of Engagement.

Subcontractor agrees to perform the services and provide the deliverables in connection with the Engagement (the “Services”) that are described in the Statement of Work (“SOW”) attached hereto as Exhibit A, and Subcontractor agrees to furnish BearingPoint the Services on the terms and subject to the conditions set forth in this Agreement.

2.	Suitable Personnel.

(a)           The Services will be performed for Subcontractor by the persons satisfying the labor category requirements listed on Exhibit B, attached hereto.  Subcontractor’s personnel who are designated as essential to performance (“Key Personnel”) also are identified in Exhibit B.  Subcontractor shall not remove or replace Key Personnel without BearingPoint’s prior written approval.  If any of the Key Personnel are unavailable to continue full-time work called for herein, and if substitute individuals approved by BearingPoint are not available to continue the work within five (5) days (or a longer period of time if mutually agreed upon by both parties) from such unavailability, BearingPoint shall have the right to replace such unavailable Subcontractor Key Personnel with personnel of BearingPoint or another subcontractor.  All Subcontractor’s personnel shall be subject to the prior approval of BearingPoint, and BearingPoint shall have the right, at any time, to request removal of any Subcontractor personnel whom BearingPoint deems, in its reasonable discretion, to be unsatisfactory and replace them with personnel of BearingPoint or another subcontractor.  Upon such request, Subcontractor shall use all reasonable efforts to replace within five (5) business days such removed individual with a substitute employee(s) of Subcontractor acceptable to BearingPoint, having skills and training suitable to perform the Services.  Any Client Key Personnel requirements in addition to the foregoing are set forth in Exhibit C.

(b)           Subcontractor shall, at its expense, conduct a background check, as permitted by law, on all Subcontractor personnel granted access to the premises or systems of the Client or BearingPoint.  The background check with respect to each of the Subcontractor personnel shall include, at a minimum, verification of educational background and professional licensing, a check of any criminal convictions for at least the past seven years, and a credit check including information for at least the past five years.  Subcontractor shall not assign any individual for whom there has been an adverse finding or result.  Any Client security or background check requirements in addition to the foregoing are set forth in Exhibit C.

3.	Term.

The term of this Agreement shall begin on the date hereof and shall continue until the earlier of (a) the term of the Agreement as specified in Exhibit A or (b) termination pursuant to Section 0, Termination, hereof.

4.	Incorporation of Prime Contract Provisions and Subcontractor’s Representations and Certifications.

(a)           The applicable provisions of the Prime Contract, which are attached hereto as Exhibit C, are hereby incorporated as if set forth in full text and form a part hereof.  Unless the context clearly requires otherwise, and except when a right, act, authorization, or obligation can be granted or performed only by the Government or

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Government Contracting Office or a duly authorized representative, all references in the Prime Contract to Prime Contractor or “Contractor” shall be interpreted as references to Subcontractor and all references to the Client or Contracting Officer shall be interpreted as references to BearingPoint for purposes of this Agreement.  The order of precedence shall be:  (i) this Agreement, excluding the Exhibits, (ii) Exhibit C, (iii) Exhibit A, and (iv) all other Exhibits.

(b)           Subcontractor certifies that it has submitted representations and certifications either:

i.
By completing the annual representations and certifications electronically via the Online Representations and Certifications Application (“ORCA”) website at http://orca.bpn.gov.  After reviewing the ORCA database information, Subcontractor certifies by execution of the Agreement that the representations and certifications currently posted electronically have been entered or updated within the last 12 months, are current, accurate, complete as of the date of this Agreement and are incorporated in this Agreement by reference (see FAR 4.1201); or

ii.	Directly to BearingPoint to the following address:

BearingPoint, Inc.

Attn: Alice Fierstein

Subcontract Administration

1676 International Drive

McLean, Virginia 22102

(c)           Subcontractor’s representations and certifications are incorporated herein by reference as if set forth in full text.

(d)           Submission of representations and certifications is a condition of payment.  The Subcontractor shall notify BearingPoint promptly if there are any material changes to its representations and certifications.

5.	Subcontractor's Compensation.

(a)           During the term of this Agreement, BearingPoint agrees to compensate Subcontractor at the hourly or other billing rate identified in Exhibit A.  Under no circumstances shall BearingPoint be liable for any payment for Subcontractor’s performance of the Services in excess of the total “not-to-exceed” amount specified in Exhibit A.  BearingPoint will not reimburse expenses unless expressly provided in Exhibit A.

(b)           Subcontractor shall bill BearingPoint at monthly intervals and not more than 60 days shall elapse between performance and submission of an invoice, except for final invoices. Subcontractor will submit invoices electronically via BearingPoint’s web-based application, InvoiceWorks at www.invoiceworks.net.

(c)           Invoices shall set forth cost elements in the same manner as set forth in Exhibit A.  Invoices shall include, the applicable BearingPoint issued purchase order (PO) number, Subcontractor ID, an invoice number, the invoice date, service date, Subcontract Agreement number, Taxpayer Identification Number (“TIN”), and be presented in a format consistent with the applicable PO (including but not limited to matching up to the PO line numbers).  Additionally, Subcontractor shall also attach (i.e., file upload/FTP transfer) to each electronic invoice the applicable supporting documentation, including signed timesheets, expense summaries and receipts (for authorized expenses), and related time and expense certifications. Notwithstanding the foregoing, Subcontractor may be required to submit supporting documentation as originals as may be reasonably requested by BearingPoint. The final invoice will list all prior invoices and will be accompanied by a release of claims and any assignment forms.

(d)           BearingPoint shall pay correct invoices within  forty-five (45) days of BearingPoint's receipt of Subcontractor's invoice.

6.	Communication with Client.

BearingPoint shall be responsible for coordination of all interactions with the Client relative to the Engagement.  The Subcontractor shall have no direct communication with the Client regarding the work being performed under the Engagement, written or oral, without the prior consent of BearingPoint.  Subcontractor shall promptly inform BearingPoint of any communications it receives from the Client relative to the Engagement.  The only exception shall be communications in the normal course of performance when Subcontractor’s personnel are at a Client site.

7.	Changes.

(a)           BearingPoint may at any time, by written notice, and without notice to sureties, if any, make changes within the general scope of this Agreement in any one or more of the following: (i) description of services to be performed; (ii) time of performance (i.e., hours of the day, days of the week, etc.); (iii) place of performance of the services; (iv) drawings, designs or specifications when supplies to be furnished are to be specially manufactured hereunder in accordance with the drawings, designs or specifications; (v) method of shipping or packing of the supplies; (vi) place of delivery; or (iv) Government or BearingPoint furnished property.

(b)           If any change causes an increase or decrease in any hourly rate, the ceiling price, or the time required for performance of any part of the work under this contract, or otherwise affects, directly or indirectly, any other terms and conditions of this Agreement, BearingPoint will make

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an equitable adjustment in the ceiling price, the hourly rates, the delivery schedule, or other affected terms and will modify the contract accordingly.

(c)           Should Subcontractor believe that BearingPoint has provided direction to perform work not required under this Agreement, Subcontractor’s sole remedy is to seek an equitable adjustment pursuant to this “Changes” clause.

(d)           Any claim for an equitable adjustment by Subcontractor pursuant to this “Changes” clause must be submitted in writing to BearingPoint within 20 days from the date of notice of the change or contractual direction, unless the parties agree in writing to a longer period.

(e)           Failure to agree to any adjustment shall be resolved in accordance with the disputes procedures of this Agreement.  However, nothing contained in this “Changes” clause shall excuse Subcontractor from proceeding without delay in the performance of this Agreement as changed.

(f)           Contractual direction, including any changes, alterations, or modifications to this Agreement must be made in writing by the BearingPoint Managing Director identified in Exhibit A.

8.	Ownership of Materials Related to Services.

(a)           Subcontractor grants to Client the license rights consistent with all of the technical data and computer software rights clauses incorporated by reference or set forth in full in text Exhibit C.

(b)           Subcontractor grants to BearingPoint the right to use any technical data or computer software delivered or developed under this Subcontract in order for BearingPoint to perform its services under the Prime Contract.

9.	Nonconformance.

If BearingPoint notifies Subcontractor of any non-conformity with the requirements of this Agreement or in connection with any of the Services, then, at BearingPoint’s election, Subcontractor promptly shall replace or correct such non-conformities at its own expense and notify BearingPoint when the corrections are complete.  BearingPoint may reasonably inspect the Services at any time and place during Subcontractor’s performance.

10.	Subcontractor's Warranties.

(a)           Subcontractor represents and warrants that the Services will be performed in a professional and workmanlike manner consistent with generally accepted industry practices. The Subcontractor shall replace or correct services or materials that at time of delivery failed to meet contract requirements.

(b)           THE EXPRESS WARRANTIES IN THIS AGREEMENT, INCLUDING ALL EXHIBITS, SHALL BE IN LIEU OF ALL OTHER WARRANTIES.

11.	Termination

BearingPoint, by written notice, may terminate this Agreement, in whole or in part, for cause.  Additionally, this agreement may be terminated if the Client makes changes so as to terminate all or the majority of the work to be performed.  If this Agreement is terminated, BearingPoint’s sole liability shall be for payment under the payment provisions of this Agreement for Services rendered before the effective date of termination, but shall in no event include that portion of the T&M rate attributable to profit/fee, in the event of a termination for cause.

12.	Confidential Information

(a)           Confidential Information includes all information in any form whatsoever (i) identified in writing at the time of the disclosure by an appropriate legend, marking, stamp or other positive written identification, or (ii) identified as proprietary to the receiving Party orally at the time of disclosure and in writing within fifteen (15) calendar days after such disclosure.  All drafts, revisions, and final documents that, in whole or in part, comprise or include proposals, proposal information, financial data, methodologies, technical data processes, diagrams, designs, models, or strategic plans of the parties disclosed in connection with this Agreement shall be deemed Confidential Information and handled as such, without the requirement of marking or other form of identification.

(b)           Confidential Information does not include information which: (i) is known to the recipient prior to disclosure by the disclosing party; (ii) is rightfully received by the receiving party from a third party having the right to disclose the information; (iii) is or becomes publicly available through no act of the receiving party; (iv) is hereafter furnished by the disclosing party to others without a similar restriction on disclosure; or (v) is independently developed by the receiving party without benefit of the other’s Confidential Information.

(c)           Each party agrees to protect the other’s Confidential Information at all times and in the same manner as each protects the confidentiality of its own proprietary and confidential materials, but in no event with less than a reasonable standard of care.  Recipient agrees not to disclose the Confidential Information to any third parties or to any of its employees except those employees who have a need to know the Confidential Information for accomplishing the stated purposes described herein and where such employees shall be made aware that the information is confidential and shall be under a written contractual restriction on nondisclosure and proper

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treatment of confidential information that is no less restrictive than the terms of this Agreement.  Notwithstanding the foregoing, recipient may disclose the disclosing party’s Confidential Information if in the opinion of its counsel disclosure is required by law; provided, however, that recipient will use all reasonable efforts to notify disclosing party of the obligation to make such disclosure in advance of the disclosure so that disclosing party will have a reasonable opportunity to object to such disclosure and that recipient requests confidential treatment of the disclosed Confidential Information.

(d)           Upon written request of the other party, each party shall either promptly return to the other all documents, notes and other tangible materials representing the other’s Confidential Information and all copies thereof or destroy all other copies containing such Confidential Information and certify such destruction in writing to the Discloser.  This obligation to return or destroy materials or copies thereof does not extend to automatically generated computer back-up or archival copies generated in the ordinary course of recipient’s information systems procedures, provided that recipient shall make no further use of such copies.

(e)           To the extent an existing agreement addresses the exchange of Confidential Information covered by this Agreement, the prior agreement shall not apply, and this Agreement shall apply exclusively to the exchange or sharing of Confidential Information.  These confidentiality restrictions and obligations shall survive for a period of two (2) years after the expiration or termination of the Engagement.

13.	Independent Contractor.

Subcontractor’s relationship with BearingPoint is that of an independent contractor and nothing in this Agreement shall be construed as creating a partnership, joint venture, or employer-employee relationship.  Nothing in this Agreement shall be deemed to constitute Subcontractor or BearingPoint the agent of the other.  Neither Subcontractor nor BearingPoint shall be or become liable or bound by any representation, act or omission whatsoever of the other.

14.	Nonassignability.

Neither party shall assign, transfer, or subcontract all or any portion of this Agreement or any of its obligations hereunder without the other party’s express, prior written permission.  The parties expressly agree, however, that any mergers and/or assignments to successors-in-interest of substantially all of the assets and business of a party, including this Agreement, would not require the written consent of the other party unless such assignment would create an impermissible organizational conflict of interest or otherwise require client approval.

15.	Disputes under the Prime Contract.

(a)           To the extent the Client requires a mandatory disputes resolution process pursuant to statute, regulation, or contract (the “Disputes Process”) which governs the resolution of questions of law or fact relating to the Prime Contract, all of the Subcontractor claims, controversies or disputes concerning matters which pertain to disputes cognizable under the Disputes Process shall be governed by the provisions of this Disputes Process and the Subcontractor shall provide BearingPoint, with a timely and detailed written notice of any such claims or controversies.  Any decision under the Disputes Process relating to the Agreement or the Subcontractor’s performance hereunder shall be conclusive and binding upon the Subcontractor unless appealed and reversed.  BearingPoint shall notify the Subcontractor of any such decision within ten (10) calendar days of BearingPoint’s receipt thereof.

(b)           In the event BearingPoint elects to appeal any such decision, pursuant to the Disputes Process, the Subcontractor shall provide BearingPoint with reasonable assistance in the prosecution of such appeal including, but not limited to, reasonable access to the Subcontractor’s personnel and non-privileged documents.  The Subcontractor further agrees to reimburse BearingPoint for any and all reasonable costs associated with an appeal arising out of or relating to the Agreement, taken upon behalf of the Subcontractor.  However, if the Subcontractor notifies BearingPoint in writing that such an appeal should not be taken upon the Subcontractor’s behalf, BearingPoint shall have the right to continue such an appeal upon behalf of BearingPoint and the Subcontractor with the Subcontractor providing reasonable assistance in the prosecution of such an appeal as described herein.

(c)           In the event BearingPoint elects not to appeal any such decision pursuant to the Disputes Process of the Prime Contract, BearingPoint shall so notify the Subcontractor in writing within fourteen (14) calendar days of BearingPoint’s receipt of such decision.  If within ten (10) calendar days of receipt of BearingPoint’s notice of a decision not to appeal any such decision, the Subcontractor requests BearingPoint, in writing, to appeal the decision, BearingPoint may, at its sole discretion, elect to do so at the sole expense of the Subcontractor provided such an appeal would not be in violation of any civil or criminal statute.  If BearingPoint appeals any such Final Decision, whether at its election or at the Subcontractor’s request, a final judgment in any such appeal, if binding upon BearingPoint under the Prime Contract, shall in turn be binding upon the Subcontractor and BearingPoint under

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the Agreement.  Further, the Subcontractor shall be solely responsible for providing any and all information requested by BearingPoint to support appeals pursuant to the Disputes Process.

(d)           As used herein, the term “appeal” shall include any and all proceedings taken by BearingPoint before a Government agency, and, if applicable, a Board of Contract Appeals, and any court.  The Subcontractor shall be conclusively bound by any decision of any such dispute resolution forum or tribunal.  Pending completion of Agreement or final disposition of a dispute pursuant to this Section that releases Subcontractor from performance, the Subcontractor shall, at all times, proceed diligently with the performance of the Agreement.

16.	Disputes.

For any dispute that is not cognizable under Section 16 and that cannot be amicably resolved within a reasonable period of time, BearingPoint and Subcontractor hereby irrevocably consent to exclusive and personal jurisdiction in the Commonwealth of Virginia, and either party may pursue any right or remedy available at law and/or equity in the Commonwealth.  Pending completion of the Agreement or final disposition of a dispute pursuant to this Section that releases Subcontractor from performance, the Subcontractor shall, at all times, proceed diligently with the performance of the Agreement.

17.	Notices.

All notices permitted or required under this Agreement shall be in writing and shall be by personal delivery, a nationally recognized overnight courier service, facsimile transmission or certified or registered mail, return receipt requested.  Notices shall be deemed given upon the earlier of actual receipt or one (1) day after deposit with the courier service, receipt by sender of confirmation of electronic transmission or five (5) days after deposit with the U.S. Postal Service.  Notices shall be sent to the addresses set forth in Exhibit A, with a copy to BearingPoint, Inc., Legal Department, 6th Floor, 1676 International Drive, McLean, Virginia, Attn:  Group Counsel, Public Services, or to such other address as either party may specify in writing.

18.	Severability.

In the event that any term or provision of this Agreement shall be held to be invalid, void, or unenforceable, then the remainder of this Agreement shall not be affected, impaired, or invalidated, and each such term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19.	Waiver.

No failure on the part of either party to exercise, and no delay in exercising, any right, remedy, or power under this Agreement shall operate as a waiver.  Nor shall any single or partial exercise of any such right; remedy or power preclude any other or further exercise of any other right, remedy, or power.

20.	Governing Law.

This Agreement, performance hereunder, and any remedies available to the parties shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict of laws considerations.  The United Nations Convention for the International Sale of Goods and the model or any enacted version of the Uniform Computer Information Transactions Act shall not apply to this Agreement.

21.	Integration.

This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing.  This Agreement may be modified only in a written amendment signed by an authorized representative of the parties.

22.	Non-Solicitation of Employees.

During the term of this Agreement and for one (1) year after expiration or termination, neither party will employ or solicit for hire as an employee, consultant or otherwise any of the other party's professional personnel who have had direct involvement with the Services provided under this Agreement without the other party's express written consent.  Notwithstanding the foregoing, neither party will be precluded from hiring any employee of the other party who responds to any public notice or advertisement of an employment opportunity or who terminated his/her employment with the other party at least six months previously, provided that the hiring party did not solicit the termination.  A party shall not be in breach of this “Non-Solicitation” Section if those responsible for the solicitation, hiring, or retention of the other party's personnel were not aware of these restrictions; however, personnel of either party working under this Agreement shall be presumed to know of the restriction.

23.	Publicity.

Subject to any restrictions imposed by the Client, neither party will issue any press release concerning this Agreement or the Services without the other’s written consent.

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24.	Indemnification; Limitation of liability.

(a)           General.  Each Party will defend the other Party against any claim by an unaffiliated third party from and against any and all claims, losses, expenses (including reasonable lawyer’s fees), demands or judgments for bodily injury, death or damage to real or tangible property which result from or arise out of the negligence or willful misconduct of the defending Party during its performance of services under this Agreement and will pay the amount of any resulting adverse final judgment (or settlement to which the Parties consent).  The Party seeking indemnification will (i) promptly notify the other in writing, specifying the nature of the action, and (ii) cooperate with the indemnifying Party at the expense of the indemnifying Party in all reasonable respects in connection with the defense of any such action.  The indemnifying party shall make no settlement involving consideration, concessions, or agreements other than the payment of money and the exchange of releases without the indemnified party’s consent, which consent shall not be unreasonably delayed or withheld.

(b)           Intellectual Property.  Subcontractor shall indemnify and hold harmless BearingPoint and its employees from liability of any nature or kind incurred in the United States (“Liability”) to the extent such Liability results from a third party claim that the Services infringe upon a third party's intellectual property rights.  BearingPoint shall promptly notify Subcontractor in writing of any claim of infringement.  Subcontractor will defend such claim at its expense and will pay any costs or damages that may be finally awarded against BearingPoint.  Subcontractor will not indemnify BearingPoint, however, to the extent the claim of infringement is caused by (a) BearingPoint’s misuse or modification of the Services; (b) BearingPoint’s failure to use corrections or enhancements made available by Subcontractor; (c) information, direction, specification or materials provided by BearingPoint of any third party.  If the Services are, or in Subcontractor’s opinion are likely to be, held to be infringing, Subcontractor shall at its expense and option either (d) procure the right for the estate to continue using it, (e) replace it with a non-infringing equivalent, or (f) modify it to make it non-infringing.  If Subcontractor is unable remedy the infringement in accordance with the forgoing, Subcontractor shall refund to BearingPoint the fees paid for such Services.  BearingPoint will (g) promptly notify Subcontractor of any third party claim subject to indemnification hereunder, (h) give the Subcontractor the right to control and direct the preparation of a defense, the defense and settlement of any such claim except that Subcontractor shall not concede any liability on the part of BearingPoint without its prior written consent (i) cooperate with the Subcontractor for the defense of same.

(c)           LIMITATION OF LIABILITY.  EXCEPT FOR CONSEQUENTIAL DAMAGES FOR BREACH OF CONFIDENTIALITY AND THE INDEMNIFICATIONS PROVIDED HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF BUSINESS OR LOSS OF PROFITS, WHETHER FORESEEABLE OR NOT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT.

25.	Insurance.

Throughout the term of this Agreement, and for a period of one year thereafter if the insurance is claims-based, Subcontractor shall maintain and shall not commence services under this Agreement until it has obtained all of the insurance required as set forth in Exhibit D.  The Subcontractor shall not allow any subcontractor to commence services under a subcontract until the subcontractor has obtained all necessary insurance as required in Exhibit D, or the Subcontractor has insured the subcontractor under its own insurance policies.

26.	Force Majeure.

Neither party will be liable for any delays resulting from circumstances beyond its reasonable control.  In the event of any force majeure event, Subcontractor shall promptly notify BearingPoint of the event that may cause a delay and take all reasonable actions to mitigate the impact of the delay.  In no event will a force majeure event excuse delays in performance not directly attributable to the event.

27.	Survival.

Provisions regarding compensation, ownership, warranties, termination, limitations of liability, dispute resolution, indemnification, governing law, confidentiality, non-solicitation of employees, severability, waivers, and insurance will survive the expiration or termination of this engagement.

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In Witness Whereof, the parties hereto have caused this Agreement to be signed by their duly authorized representatives, as of the day and year first above mentioned.

	BearingPoint, LLC.		FuGEN, Inc.
By:	/s/	By:	/s/ Michelle Beiga
	(Signature)		(Signature)
Name:		Name:	Michelle Beiga
	(Authorized Representative)		(Authorized Representative)
Title:		Title:	Vice President
Date:		Date:

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Exhibit A

Statement of Work

1.	Scope of Services

The purpose of this project is to support the U.S. State Department's Bureau of Information Resource Management Office of Information Assurance (IRM/IA) in meeting its programmatic and operational objectives through support in the following areas:

•	Policy, Lifecycle and Reporting Support

•	Risk Management Support

2.	Approach

a. Policy, Lifecycle and Reporting (PLR) Support

i. Policy

The contractor shall support the identification of emerging IT legislative requirements, policy development and coordination, policy compliance assessment and alignment, document review coordination or document reviews, as required. The contractor will also support policy research and working group facilitation and policy-related reporting, as required. The Contractor shall also provide support for Critical Infrastructure Protection (CIP) methodologies, practices and implementation throughout the Department.

ii. Reporting

The contractor will support the development and institutionalization of Plans of Actions and Milestones (POA&M) process and the institution of IA performance measures across the Department.

iii. Lifecycle

The contractor shall support the development, implementation and institutionalization of IA elements of the Capital Planning and Investment Control processes of the Department via the EGov Program Board.

b. Risk Management Support

i. Pre-Certification Support

The Contractor shall assist with the pre-certification process, as required. This assistance may include conducting a self assessment IAW NIST 800-26. The contractor in coordination with the system owner, shall review system related documentation provided by the Task Manager and develop a Systems Security Plan (SSP) IAW NIST 800-18. The SSP shall provide a full and accurate description of the IT system and its operating environment, identify its security requirements, and delineate responsibilities and expected behavior of individuals who access it. The SSP shall summarize the security requirements for the IT system and describe existing and planned security controls (management, operational, and technical).

ii. Contingency Planning Support

The Contractor, in coordination with the system owner, shall review related documentation provided by the Task Manager

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and develop a contingency plan IAW NIST Special Publication 800-34, Contingency Planning Guide for Information Technology Systems, June 2002. The contractor shall use the template provided in TE 006 for creating the contingency plan. The system contingency plan shall provide a sequence of events to maintain system availability under other than routine circumstances JAW NIST 800-34.

iii. Initial Risk Assessment Support

The Contractor shall review related documentation with the Task Manager and system owner and develop an IRA IAW NIST Special Publications 800-30, Risk Management Guide for Information Technology Systems, January 2002; and 800-37. The contractor shall use the DoS risk assessment tool augmented by industry standard processes to identify the applicable threat sources and the system vulnerabilities to create the IRA. The tool will be provided by the DoS at the time of task order award. The Contractor shall select threat sources from those in NIST 80030: natural, environmental, and human (hackers and crackers, criminals, terrorists, espionage agents, and insiders). The IRA shall accurately identify threats and vulnerabilities related to the system under test based on information obtained during participation in the system self assessment and other sources JAW NIST 800-30 and 800-37.

iv. Certification Support
The Contractor shall conduct the certification IAW DoS System Authorization Plan, DoS System Authorization Process Guide, and configuration guidelines.

v. Pre-certification Documentation Support

The Contractor shall review and validate all pre-certification documentation before beginning the certification process. Notify the Task Manager of any required changes within 3 working days. The Contractor shall update or correct the pre-certification documentation when directed by the Task Manager.

vi. Security Testing and Evaluation Planning Support
The Contractor shall develop an ST&E plan for each system being certified. The Contractor shall submit the ST&E plan to the Task Manager not later than 5 working days prior to the date that ST&E is scheduled to commence.

The ST&E plan shall:

• Include system characterization level (SCL) (such as operating environment, locations, classification, major functions, system boundary, and system interfaces), at which the certification will be conducted, and assets being protected.

• List the controls to be employed and the tests needed to validate they have been correctly implemented. It shall also specify acceptable performance criteria (for example, pass/fail) at a minimum. The ST&E plan shall incorporate DoS security configuration guidelines, 5 FAM 600, and approximately 300 to 400 generally accepted controls. The ST&E plan shall specify the tools to be used in the performance of the testing. Note: The Contractor shall obtain written permission from the Task Manager before using any tool not provided by DoS on any DoS IT system.

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vii. Security Testing and Evaluation (ST&E) Support

The Contractor shall conduct ST&E as specified in the ST&E plan. The Contractor shall develop an ST&E report documenting all findings from security testing in the format directed by the Task Manager. The ST&E report shall include a list of findings indicating those findings that remain outstanding and those that were re-mediated during the certification process. System owners will be responsible for all system remediation activities. The Contractor shall provide all security testing work papers, files, and other associated remnants to the Task Manager upon completion of the system test.

viii. Certifier's Risk Assessment Support

The Contractor shall develop a certifier's risk assessment for each system IAW NIST 800-37, and NIST 800-30. The certifier's risk assessment shall include threat sources considered, threat vulnerability pairs identified, likelihood ratings, the impact of each residual risk, if realized, and recommendations for mitigating any vulnerabilities identified.

ix. Systems Security Plan (SSP) Change Proposals Support

The Contractor shall draft proposed changes to the system security plan as identified during ST&E.

x. Certifier's Statement Support

The Contractor shall draft and submit a certifier's statement LAW NIST 800-37. At a minimum, the certifier's statement shall include a statement which specifies a system meets all requirements to operate at the level indicated, a recommendation for the accreditation decision, and the name of the certifying agent, in accordance with the findings.

xi. Certification Package Support

The Contractor shall consolidate certification findings and submit them to the Task Manager in a single certification package for each system certified.

The certification package shall:

•	Consist of the SSP, ST&E plan, ST&E report, certifier's risk assessment, draft SSP change proposals, and the certifier's statement.

• Demonstrate, through independent assessments using selected verification techniques and procedures, that the security controls for the IT system have been implemented correctly and are effective in their application. The results of the certification phase are documented in the ST&E reports, which are included in the final certification package with the SSP and final risk assessment report.

•
Identify all remaining vulnerabilities, contains sufficient information fro the system owner to conduct remediation of vulnerabilities, and provides sufficient information for a business-based risk analysis.

•	Provide for acceptance of certification package by the Accreditation Manager.

xii. Post-Certification Package Submission Support

The Contractor shall respond within 2 working days to questions regarding the certification package.

                xiii. Accreditation Support

The Contractor shall assist the DoS accreditation team in conducting the final risk assessment. The Contractor shall provide a quantitative cost analysis IAW NIST 800-30 using the DoS tool to support an accreditation decision that considers cost to mitigate residual risks and the cost to recover from unmitigated risks. The Contractor shall draft and publish the accreditation report using the format specified by the DoS containing the output

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of the final risk assessment and other relevant information from the C&A process. Period of Performance; Schedule.

The period of performance for work under this effort is January 19, 2007 through January 18, 2008. Period of performance will be contingent on availability of funding and be incrementally funded.

3.	Deliverable Specifications

Deliverables	Task	DOA
Policy Assessments and Reports	Policy, Lifestyle and Reporting (PLR) Support	As required
POA&M process documentation	Policy, Lifestyle and Reporting (PLR) Support	As required
E-Gov Board Documentation and Briefing Materials	Policy, Lifestyle and Reporting (PLR) Support	As required
Pre-Certification Documentation	Risk Management Support	As required
Contingency Plans	Risk Management Support	As required
Initial Risk Assessment Documentation	Risk Management Support	As required
Certification Documentation	Risk Management Support	As required
ST&E Plans	Risk Management Support	As required
SSP Change Proposals	Risk Management Support	As required
Certification Packages	Risk Management Support	As required
Post-Certification Packages	Risk Management Support	As required
Final Risk Assessments	Risk Management Support	As required

4.	Place of Performance.

The work under this agreement will be performed at Department of State locations in the Washington, DC metropolitan area (e.g., Main State and State Annex 27). Some work may require contractor to visit and perform their work assignments at domestic and overseas Department of State posts.

5.	Compensation

Subcontractor’s total time and materials shall not exceed $1,410,680.00 (the ceiling price).

Subcontractor will invoice on a time and materials basis.  Each Subcontractor employee will have an associated fully-burdened, fixed hourly rate, which Subcontractor will extend by the hours of service performed in order to determine the amount to invoice.  The employees assigned to participate in this SOW, their title, and the hourly rate associated with this SOW are listed in Exhibit B, which may be amended from time to time as required.

If expenses are authorized by this SOW, the Subcontractor may include allocable material handling costs in the charge for material to the extent they are clearly excluded from the hourly rate.  Material handling costs are comprised of indirect costs, including, when appropriate, general and administrative expense, allocated to direct materials in accordance with the Subcontractor’s usual accounting practices consistent with Subpart 31.2 of the FAR.  Profit on materials is prohibited.

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6.                Points of Contact

6.1	Project Authorized Representatives

The following authorized representatives are hereby designated for the Agreement.

	Project Manager	Contracts
BearingPoint	Lynda Boggs 1676 International Drive McLean, VA 22102 Telephone: 703-747-5384 Fax: 703-747-3853 Email: lynda.boggs@bearingpoint.com	Alice Fierstein 1676 International Drive McLean, VA 22102 Telephone: 703-747-5962 Fax: 703-747-3853 Email: alice.fierstein@bearingpoint.com

Subcontractor	Martin Terwilliger 6001 Montrose Road, Suite 640 Rockville, MD 20852 Telephone: 301-998-873 Fax: 301-230-2903 Email: martin@fugen..com	Michelle Beiga 6001 Montrose Road, Suite 640 Rockville, MD 20852 Telephone: 301-998-8707 Fax: 301-230-2925 Email: michelle.beiga@fugen.com

6.2	Notices.

Notices shall be provided to:

	Project Manager	Contracts
BearingPoint	Lynda Boggs 1676 International Drive McLean, VA 22102 Telephone: 703-747-5384 Fax: 703-747-3853 Email: lynda.boggs@bearingpoint.com	Alice Fierstein 1676 International Drive McLean, VA 22102 Telephone: 703-747-5962 Fax: 703-747-3853 Email: alice.fierstein@bearingpoint.com

Subcontractor	Martin Terwilliger 6001 Montrose Road, Suite 640 Rockville, MD 20852 Telephone: 301-998-873 Fax: 301-230-2903 Email: martin@fugen..com	Michelle Beiga 6001 Montrose Road, Suite 640 Rockville, MD 20852 Telephone: 301-998-8707 Fax: 301-230-2925 Email: michelle.beiga@fugen.com

6.3	Invoices.

(a)                 Subcontractor Assistance –

An InvoiceWorks Supplier User Guide can be accessed at www.bearingpoint.com/einvoicing.

Technical Support can be reached at 949-215-9122 for password resets, account deactivation, and system problems.

(b)	Along with each invoice submission, the Subcontractor shall furnish the following certification, or payment shall not be made:

I hereby certify, to the best of my knowledge and belief, that the hours and materials invoiced herein are true and accurate.

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(c)	Payment shall be sent to the following address:

FuGEN, Inc.
c/o Premier Data Services, Inc.
8310 South Valley Highway, Suite 220
Englewood, CO  80112
Attn: Steve Bragg

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Exhibit B

Subcontractor Labor Categories, Key Personnel and Rates

1.	Labor Categories and Rates

Labor Category	Hourly/Daily/Other Rate
Information Specialist II	$84.00/hr
ES Senior Specialist & ESIA	$102.22/hr
ES Infrastructure Analyst	$111.00/hr
Program Manager	$119.68/hr

2.	Key Personnel

The following individuals are designated as Key Personnel:

Key Personnel Name	Labor Category	Rate
Beiga, Steve	IS II	$84.00
Brice, Michael	ESSS	$102.22
Cohen, Miriam	ESIA	$111.00
Pearson, Arliss	ESSS	$102.22
Pringle, Moise	ESIA	$102.22
Storley, Elizabeth	IS II	$84.00
Terwilliger, Martin	Program Manager	$119.68

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3.	Labor Categories Description

Labor Category	Description
Information Specialist II
Applies information management techniques and practices in support of business process improvement and business process modernization projects Applies reverse engineering and reengineering disciplines to develop activity and data modeling, transaction flow analysis to document existing processes. Use such methodologies as IDEFO process modeling and IDEFIX data modeling. Develops and applies organization-wide information models for use in assisting the design of integrated, shared software and database management systems. Participates in the construction of sound, logical business improvement opportunities consistent with corporate information management guiding principles, cost saving, and open system architecture objectives. Analyzes functional business applications and design specifications for functional activities for the object/entity types that will be required in the Platinum data repository schema. Assists users in their use of the repository. Provides group facilitation, interviewing, training, and provides additional forms of knowledge transfer.

Enterprise Solutions Senior Specialist (ESSS)
At least two years of progressive experience in selecting and implementing Commercial-Off-the-Shelf (COTS) enterprise solution applications. Completed comprehensive training in the implementation of at least one major Enterprise Resource Planning (ERP), Supply Chain, Customer Relationship Management (CRM) or Knowledge Management (KM) software application. Experience includes: COTS package selection and business case development, COTS software installation and configuration for multiple functional modules of enterprise software, software and system developmental and acceptance testing, and Legacy system interface design, development, and implementation. This individual is also experienced and knowledgeable in the latest industry trends and developments in enterprise IT solutions, including such topics/products as Enterprise Resource Planning (ERP), including such products as SAP, Oracle, and PeopleSoft, Supply Chain Management, including such products as SAP, Oracle, i2, and Manuguistics, Customer Relationship Management (CRM), including such products as Seibel, Silknet, Octane, e.piphany, BroadVision, and Quintus, Knowledge Management using OLAP or ROLAP software tools such as MicroStrategies, Networking and inter-networking with products such as Cisco,   Electronic Commerce, Application outsourcing, Seat Management; and/or JFMIP Certification of core financial software. Leads the design, configuration, and implementation of enterprise-wide COTS hardware and software solutions at the functional module level. Supports development of cultural change management materials and customer training. Provides technical input into business case analyses and supports analysis of technical alternatives. Possesses a BA/BS degree or higher in Information Systems, Computer Science, Engineering, Business, or related field.

Enterprise Solutions Infrastructure Analyst (ESIA)
Two years of progressive experience in implementing enterprise-wide Commercial-Off-the-Shelf (COTS) Information Technology (IT) infrastructure and technical solutions. Completed comprehensive training in the implementation of enterprise IT infrastructure networking, communications, and/or computing equipment and hardware, such as that offered by Cisco, Inc. Supports design and development of enterprise-wide IT infrastructure and technical solutions. Supports network sizing analytical studies. Oversees implementation of IT enterprise infrastructure networking, communications, and computing equipment. Possesses a BA/BS degree or higher in Information Systems, Computer Science, Engineering, Business, or related field.

Program Manager
Over eight years of progressive experience in leading IT projects. Demonstrated ability to provide guidance and direction for specific projects or sub-tasks. Capability to manage multitask projects of high complexity. Increasing responsibility in design and management of IT projects. Directs the completion of projects within estimated time frames and budget constraints. Coordinates project specific parties and reviews work products for completeness and adherence to customer requirements.

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Exhibit C

Applicable Provisions of the Prime Contract

1.	Provisions Incorporated In Full Text.

The following provisions of the Prime Contract are incorporated in full text:

 52.204-2 Security Requirements (Aug 1996)

(a) This clause applies to the extent that this contract involves access to information classified "Confidential," "Secret," or "Top Secret."

(b) The Contractor shall comply with- (1) The Security Agreement (DD Form 441), including the National Industrial Security Program Operating Manual (DOD 5220.22-M); and (2) Any revisions to that manual, notice of which has been furnished to the Contractor.

(c) If, subsequent to the date of this contract, the security classification or security requirements under this contract are changed by the Government and if the changes cause an increase or decrease in security costs or otherwise affect any other term or condition of this contract, the contract shall be subject to an equitable adjustment as if the changes were directed under the Changes clause of this contract.

(d) The Contractor agrees to insert terms that conform substantially to the language of this clause, including this paragraph

(e) But excluding any reference to the Changes clause of this contract, in all subcontracts under this contract that involve access to classified information.

(End of clause)

52.204-9 Personnel Identity Verification of Contractor Personnel (Jan 2006)

(a) The Contractor shall comply with agency personnel identity verification procedures identified in the contract that implement Homeland Security Presidential Directive-12 (HSPD-12), Office of Management and Budget (OMB) guidance M-05-24, and Federal Information Processing Standards Publication (FIPS PUB) Number 20 1.

(b) The Contractor shall insert this clause in all subcontracts when the subcontractor is required to have physical access to a federally-controlled facility or access to a Federal information system.

(End of clause)

PROHIBITED ACTIVITIES

The BPA holder shall not perform tasks under any resultant order which involves the following:

a. Preparation of any statement of requirements, objectives, or needs to be procured by the Government for services, whether to be acquired by future orders under the program1GSA FSS or by any other contract action at USAID;

b. Evaluation of the qualifications of a potential source or any proposal for a contract or order by the Government for services or any other supplies or services;

c. Formation of "best value" criteria, acquisition plans, solicitations or strategies for the purchase of like services;

d. Preparation of documentation for future orders for services.

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LABOR HOUR TASK ORDERS

a. It is intended that the majority of orders issued for performance under this BPA will be Fixed-Priced Task Orders. However, on occasion Labor Hour Task Orders may be issued. This section applies to such orders only.

b. The BPA holders shall furnish all the necessary qualified personnel, materials, facilities and management resources to furnish the services set forth in the Statement of Objectives (SOO) or the Performance Work Statement (PWS) within the terms specified and at the price (s) stated. All orders will be issued and modified at the labor rates in effect at the time the work is performed.

c. It is understood and agreed that the BPA holder shall use in the performance of the contract, the labor categories and hours specified in each order.

d. The labor categories and hours specified in each order represent the current best estimate of the services to be performed. To enhance flexibility and to allow the BPA holder to determine the optimum labor mix for the order the BPA holder may without notice to the Government, increase or decrease the number of hours for each category specified in the individual order by no more than 50%. These adjustments are allowable only to the extent that the ceiling price and the total number of hours of the labor CLIN (s) are not exceeded. The BPA holder will not be paid more than the ceiling price of any individual order.

e. Government Reimbursement of BPA holder-Incurred Training Costs in Support of Mission-Unique Requirements. BPA holder personnel are required to possess all the skills necessary to support at least the minimum requirements of the Performance Work Statement (PWS) tasking for the labor category under which they are performing. Training to meet such minimum requirements must be provided by the BPA holder and is included in the fixed price labor rates. In situations where the "Government User" being supported by an order under the basic contract requires some "unique" level of support beyond the minimum requirements of the PWS because of program/mission-unique needs, then the BPA holder may directly charge the Task Order (in the same manner as one might charge work-related TDY expenses) in order to obtain the unique training required for successful support if authorized in the order. Such education/training might be provided by Government entities or by "third party" private entities such as companies who specialize in providing professional or specialized training/education seminars/classes. Direct labor expenses, and travel related expenses allowable under the Joint Travel Regulations (JTR), may be allowed to be billed on a cost reimbursement basis. Tuition/Registration/Book fees (costs) that may be applicable to an individual course/seminar may be recoverable as a direct cost if specifically authorized in a particular order. Documentation (in the form of a Program Office signed memorandum that such contemplated labor, travel, and costs to be reimbursed by the Government are mission essential and in direct support of "unique" or special Program Office requirements) will be required to support billing of such costs against the order, which authorized payment, therefore.

f. In the event the BPA holder expends fewer hours than set forth in the individual order, the total order shall be adjusted to reflect the actual number of hours expended and the final order price. In no case will the final price exceed the ceiling price of the order.

g. Notwithstanding any other provision, the BPA holder shall maintain sufficient accounting records for verification of the hours and categories of labor incurred in the performance of each order. It is further understood and agreed that the accounting records shall be available for Government review during the performance of the contract and until three years after final payment under the contract. In the event subcontract labor is included in the labor effort contained in paragraph (c) above, the foregoing records provisions shall be included in the applicable subcontracts.

h. Payment under individual orders for CLINS (to be specified in order) will be in accordance with FAR 52.232-7 entitled "Payments under Time-and-Materials and Labor-Hour Contracts." Withholding of amounts due as contemplated by the clause will apply to the total contract and not to individual orders. Withholding will not exceed $50,000.00 for the entire contract, regardless of the number of orders issued against the contract, and will apply to the first order and continue until the maximum withholding amount is reached. To facilitate closeout of early orders, the amount withheld may be transferred to any subsequent active order. Ceiling price, as used in the clause, applies to each individual order, not to the total contract.

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FEDERAL HOLIDAYS

Unless specifically authorized in writing by the Contracting Officer, no services will be provided and no charges will be incurred and/or billed to any order on this contract on any of the Federal Holidays listed below:

New Years Day
Martin Luther King Day
Presidents' Day
Memorial Day
Independence Day
Labor Day
Columbus Day
Veterans’ Day
Thanksgiving Day
Christmas Day

BPA EMPLOYEE IDENTIFICATION

All support BPA holder personnel will be required to wear company identification badges in order to distinguish themselves from Government (organic) employees. When conversing with Government personnel during business meetings and over the telephone, support BPA holder personnel shall identify themselves as such to avoid situations arising where sensitive topics might be better discussed solely between Government employees. Where practicable, support BPA holders occupying collocated workspace with their Government program customer should identify their workspace area with their name and company affiliation.

ORGANIZATIONAL CONFLICT OF INTEREST

a. This organizational Conflict of Interest Clause will apply to orders for performance of Advisory and Assistance Services, as defined in FAR Subpart 37.2 as follows.

"Advisory and Assistance Services” (A&AS) means those services provided under contract to non-governmental sources to support or improve organizational policy development, decision making, management and administration, program and/or project management and administration, or R&D activities. It also includes the furnishing of professional advice or assistance rendered to improve the effectiveness of Federal management processes or procedures (including those of an engineering and technical nature). In rendering the foregoing services, outputs may take the form of information, advice, opinions, alternatives, analyses, evaluations, recommendations, training and the day-to-day aid of support personnel needed for the successful performance on ongoing Federal operations. Advisory and assistance services fall into one of the following subdivisions (see FAR 37.2 for their definitions):

•	Management and professional support services
•	Studies, analyses, and evaluations, and/or
•	Engineering and technical services.

Examples of A&AS, which this OCI clause will apply to, include: Development of draft acquisitions plans; identification of available private commercial sources of supplies and service; support of requirements analysis; the drafting of solicitation documents; recommending performance metrics and incentives; identifying share-in-savings and value-based acquisition strategies; conducting market research to determine - (1) recent or imminent technological developments, (2) industry or market trends, (3) Federal agency support available and other acquisition alternatives; and, equipment lease or purchase options. Assistance may also include support for Procurement Planning and Analysis; development of acquisition procedures, policies, assessments, reviews and inspections; training development support; the preparation of technical analysis and reports as well as inputs to acquisition documentation for systems being acquired by Program Offices.

b. There may be other requirements which may be ordered required under this Task Order but which do not fall within the definition of A&AS as discussed above. Such requirements may be exempt from the provisions of the OCI clause. The

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Government shall have the right to determine, at its sole discretion, whether services ordered are subject to the OCI provisions of this Task Order. All orders for follow-on support to USAID’s Acquisition and Contract's shall be subject to such OCI provisions unless the order for specific non-A&AS services specified that the OCI provisions do not apply to that particular order.

c. Whenever the Government solicits information from the Contractor for the purposes of issuing a potential order (or, if the Government issues an order without first soliciting information from the Contractor), unless the order states that it is exempt from the OCI provisions, the Contractor shall promptly review the services ordered prior to commencing performance and inform the Contracting Officer, in writing, of any pre-existing circumstances which might create a conflict of interest under the OCI provisions. In such event, the Government may, in its sole discretion, either cancel the order at no-cost to the Government or grant a waiver to the OCI provisions and direct the Contractor to proceed with performance.

Limitations:

To prevent conflicting roles, which may bias the Contractor's judgment or objectivity, and to preclude the Contractor from obtaining an unfair competitive advantage in concurrent or future acquisitions, the Contractor will be restricted as set forth in subparagraph b.

a. The following descriptions or definitions apply:

1.
"Systems Engineering" means a combination of substantially all of the following activities: determining specifications, identifying and resolving interface problems, developing test requirements, evaluating test data, and supervising design.

2.
"Technical Direction" includes a combination of substantially all of the following activities: developing work statements, determining parameters, directing other Contractors' operations, and resolving technical controversies.

3.
"Development" includes all efforts towards solution of broadly defined problems. This may encompass research, evaluating technical feasibility, proof of design and test, or engineering of programs not yet approved for acquisition or operation.

4.
"Proprietary Information" includes all information designated as proprietary in accordance with law and regulation, and held in confidence or disclosed under restriction to prevent uncontrolled distribution. Examples included limited or restricted rights data, trade secrets, sensitive financial information, and computer software; and may appear in cost and pricing data or involve classified information.

5.	"System" means the system that is the subject of acquisition or management by the program office for which support has been ordered under this contract.

6.	"System Life" means all phases of the system's development, production, or support.

7.	"Contractor" includes the business entity receiving award of this contract, its parents, affiliates, divisions and subsidiaries.

b. The following rule (s) apply:

1.
A. The Contractor agrees that it shall neither compete nor perform as a prime Contractor, subcontractor or as a consultant to a prime or subcontractor, to provide services, hardware or software with respect to any system (or major components thereof) as to which the Contractor has directly, or by subcontract, provided support to any USAID's Acquisition and Contracts Office under this Task order. This prohibition shall not apply, however, to work performed under this Task order or any follow-on prime or subcontracts for similar work to the Government.

B. Unless an order specifies that it is not subject to this OCI provision, the foregoing prohibitions shall be effective from the date of each specific order issued pursuant to this contract for support and shall continue for the life of the system as to which support services have been ordered. These prohibitions shall be reduced to a period of five years from the effective date of each order when the services ordered/performed fall under the descriptions in FAR 9.505-2 or 9.505-3.

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2.
In the event the work required to be performed under this Task order requires access to proprietary data of other companies, the Contractor shall obtain agreements from such other companies for such use unless such data is provided or made available to the Contractor by the Government. Two copies of such company-to-company agreements shall be furnished promptly to the Contracting Officer "for information only". These agreements shall proscribe the scope of authorized use or disclosure, and other terms and conditions to be agreed upon between the parties thereto. It is agree by the Contractor that any such data, whether obtained by the Contractor pursuant to the aforesaid agreement or from the Government shall be protected from unauthorized use or disclosure to any individual, corporation, or organization so long as it remains proprietary. In addition, it is agreed that the Contractor shall not disclose advice/data submittals or any part thereof to any party outside the Government except with the written consent of the Contracting Officer.

3.
The Contractor further agrees not to utilize aforesaid proprietary data in the supplying of hardware/software or services related to the systems or major components for which the Contractor has provided support in the same field, or for any purposes other than those for which the data has been furnished unless specifically authorized by the organization providing such data.

c. The Contractor agrees that, in addition to the above established requirements and prohibitions, it shall:

1.
Formally train its employees in the absolute necessity to refrain from divulging either the proprietary data of other companies or data that is obtained from the Government, or advice/data submittals (including any portion thereof), to anyone except as authorized and require its employees to execute certificates attesting to their training and to their understanding of the requirements for safeguarding all sensitive information. In addition, it shall provide that the employee will not, during his employment by the Contractor, or thereafter, disclose to others or use for their own benefit or future benefit of any individual, any advice/data submittals (or any portion thereof), trade secrets, confidential information, or proprietary/restricted data (to include Government "FOR OFFICIAL USE ONLY") received in connection with the work under this contract.

2.	Submit information copies of these certificates to the Contracting Officer. Certificates may be submitted on a one-time basis for the duration of the Task Order.

3.
The Contractor agrees to hold the Government harmless and indemnify the Government as to any cost/loss resulting from the unauthorized use or disclosure of third party data or software by the Contractor, its employees, subcontractors, or agents.

4.	The Contractor agrees to include the substance of this provision in all subcontracts it may award.

SECURITY

a. FAR clause 52.204-2 applies to this contract except that references to the Department of Defense Industrial Security Manual (ISM) are replaced by the Department of Defense National Industrial Security Program Operating Manual (NISPOM).

b. The Contractor shall be accountable for all government property, including USAID information and data collected, processed, transmitted, stored or disseminated under its control.

c. Individual task orders may be designated as a classified task order in accordance with the USAID ADS Chapter 567, "Classified Contract Security and Contractor Personnel Security Program", and FAR Subpart 4.4, "Safeguarding Classified Information Within Industry." As such, it is subject to the requirements of these regulations and the security classifications specifications contained in the DD Form 254, Contract Security Classification Specification.

d. The contractor must maintain a "Facility Clearance" at the level of the DD 254.

e. Employees of the Contractor working under this BPA and requiring access to classified national security information and/or areas under the control of USAID deemed "Restricted" by USAID's Office of Security must have been subjected to an appropriate level background investigation by the Defense Security Service (DSS). DSS must issue an interim/final security clearance up to

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the "top secret" level to each contractor assigned tasks under a classified Task Order originating from this BPA. Unescorted access to USAID's "Restricted Space(s)" and/or access to classified national security information will not be permitted until the personnel security requirements have been satisfied.

f. The contractor's Facility Security Officer (FSO) must forward a valid Visit Authorization Letter (VAL) identifying their representatives/employees and the required security clearance information to Theresa Williams, MARMIIBO, via email at thwilliams@usaid.gov. A Joint Personnel Adjudication Summary (JPAS) or Joint Clearance Access and Verification System (JCAVS) Personal Summary Sheet must be included with the VAL.

g. In the event the contractor subcontracts any work to be performed under a classified task order, the contractor is responsible for issuing the security guidance provided by USAID to any subcontractor and ensuring that subcontractors comply with security requirements of the BPA.

h. The Office of Security will issue RRB facility passes to individual contractor representatives/employees upon receipt of the "Visit Request" and verification of the personnel security clearance information submitted by the FSO. The FSO must ensure that any passes issued by USAID to their contract employees are returned upon termination of employment or completion of the task order, whichever occurs first.

i. This BPA may require access to national security information classified up to the "Top Secret" level and unclassified USAID information designated "Sensitive but Unclassified" (SBU).

j. The actual level of access to national security information for each Task Order issued against this BPA will be clearly stated in the individual Task Order. Additionally, a separate DD Form 254, Contract Security Classification Specification, will be issued for each classified task.

k. The USAID Program Manager and Cognizant Technical Officer (CTO) will determine the security levels and other accesses required for all positions under this contract, to include subcontractors.

1. All contractor personnel are required, prior to being granted access to USAID networks and/or systems, to obtain the proper security clearances, if required, read and sign the User Agreement, and attend a Security Briefing prior to being granted access to USAID networks and/or systems.

m. Contractor personnel assigned to work in the Ronald Reagan Building must have been granted and maintain a "Secret" level security clearance by the Defense Security Service while performing on any classified task associated with this BPA. Those contractor personnel assigned to the USAID Technology Hub or other remote sites that require access to USAID networks and/or systems are required to comply with signing the User Agreement, and attending a Security Briefing prior to being granted access.

n. No contractor personnel will be issued a USAID Building Pass, which allows unescorted access in USAID workspace without the proper security clearance issued by DSS and a Security Briefing. The USAID Program Manager and CTO will determine whether Contractor personnel require a USAID Ronald Reagan Building (RRB) pass. The Contractor will be required to provide a certification to USAID SEC and the CTO of the security clearance, e.g., Request for Visit Authorization or Letter of Consent (DISCO) Form 560) provided by the contractor's FSO. Interim security clearances will be accepted by USAID.
o. Any discrepancies, doubts or questions concerning the proper sensitivity or classification level of information provided to the contractor will be forwarded to the USAID CTO for resolution.

p. The Contractor shall not store any Sensitive but Unclassified (SBU) information or materials in the contractor's controlled space without the prior approval of the USAID CTO.

q. The Contractor is not permitted to remove from USAID'S Headquarters or facilities any classified national security information without prior written authorization from the USAID CTO. The designated USAID CTO Program Officer for this BPA must have written approval from USAID's Office of Security prior to authorizing a contractor to remove and/or store at a contractor's facility classified information under the control of USAID. Upon completion of a task order, all SBU and/or classified material will be returned to the U.S. Government.

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r. The Contractor shall ensure that upon termination from the contract its employees are given a Security Debriefing and sign the SF 3 12, Non-Disclosure Agreement as mandated in the National Industrial Security Program Operating Manual (NISPOM) and return to USAID/SEC the USAID RRB building pass.

s. USAID will advise the Contractor's FSO of any security violations by contractor employees.

t. The Contractor shall submit for approval, to the USAID CTO, the security requirements for any Subcontractor that the Contractor employs.

u. The Contractor will operate in accordance with the National Industrial Security Program Operating Manual (NISPOM) dated January 1995, in lieu of the Industrial Security Manual (ISM).

TERRORIST FINANCING

The Contractor is reminded that U.S. Executive Orders and U.S. law prohibits transactions with, and the provision of resources and support to, individuals and organizations associated with terrorism. It is the legal responsibility of the contractor to ensure compliance with these Executive Orders and laws. This provision must be included in all subcontracts/subawards issued under this contract/agreement.

CLAUSES INCORPORATED BY REFERENCE:

FAR 52.245-5 GOVERNMENT PROPERTY (COST-REIMBURSEMENT, TIME- AND MATERIAL, OR LABOR-HOUR CONTRACTS) (MAY 2004)

2.	Provisions Incorporated by Reference.

The following provisions of the Prime Contract are incorporated by reference as if set forth in full text.

GS-35F-4338D-Information Technology Professional Services Schedule

52.202-1	DEFINITIONS (DEC 2001)

52.203-3	GRATUITIES (APR 1984)

52.203-6	RESTRICTIONS ON SUBCONTRACTOR SALES TO THE GOVERNMENT (JUL 1995) (ALTERNATE I—OCT 1995)

52.204-4	PRINTED OR COPIED DOUBLE-SIDED ON RECYCLED PAPER (AUG 2000)

52.209-6	PROTECTING THE GOVERNMENT’S INTEREST WHEN SUBCONTRACTING WITH CONTRACTORS DEBARRED, SUSPENDED, OR PROPOSED FOR DEBARMENT (AUG 1995)

52.215-2	AUDIT AND RECORDS – NEGOTIATION (JUNE 1999)

52.219-8	UTILIZATION OF SMALL BUSINESS CONCERNS (OCT 2000)

52.219-9	SMALL BUSINESS SUBCONTRACTING PLAN (OCT 2001)

52.219-16	LIQUIDATED DAMAGES—SUBCONTRACTING PLAN (JAN 1999)

52.222-1	NOTICE TO THE GOVERNMENT OF LABOR DISPUTES (FEB 1997)

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52.222-3	CONVICT LABOR (AUG 1996)

52.222-6	DAVIS-BACON ACT. (FEB 1995)

52.222-19	CHILD LABOR—COOPERATION WITH AUTHORITIES AND REMEDIES (JUN 2004)

52.222-21	PROHIBITION OF SEGREGATED FACILITIES (FEB 1999)

52.222-26	EQUAL OPPORTUNITY (APR 2002)

52.222-35	EQUAL OPPORTUNITY FOR SPECIAL DISABLED VETERANS, VETERANS OF THE VIETNAM ERA, AND OTHER ELIGIBLE VETERANS (DEC 2001)

52.222-36	AFFIRMATIVE ACTION FOR WORKERS WITH DISABILITIES (JUN 1998)

52.222-37	EMPLOYMENT REPORTS ON SPECIAL DISABLED VETERANS, VETERANS OF THE VIETNAM ERA, AND OTHER ELIGIBLE VETERANS (DEC 2001)

52.222-46	EVALUATION OF COMPENSATION FOR PROFESSIONAL EMPLOYEES (FEB 1993)

52.224-1	PRIVACY ACT NOTIFICATION (APR 1984)

52.224-2	PRIVACY ACT (APR 1984)

52.225-13	RESTRICTIONS ON CERTAIN FOREIGN PURCHASES (DEC 2003)

52.229-1	STATE AND LOCAL TAXES (APR 1984) (DEVIATION – MAY 2003)

52.229-3	FEDERAL, STATE, AND LOCAL TAXES (JAN 1991) (DEVIATION – MAY 2003)

52.229-5	TAXES—CONTRACTS PERFORMED IN U.S. POSSESSIONS OR PUERTO RICO (APR 1984)

52.237-2	PROTECTION OF GOVERNMENT BUILDINGS, EQUIPMENT, AND VEGETATION (APR 1984) (DEVIATION – MAY 2003)

52.237-3	CONTINUITY OF SERVICES (JAN 1991) (DEVIATION – MAY 2003)

52.239-1	PRIVACY OR SECURITY SAFEGUARDS (AUG 1996) (DEVIATION – MAY 2003)

52.242-13	BANKRUPTCY (JUL 1995) (DEVIATION – MAY 2003)

52.242-15	STOP-WORK ORDER (AUG 1989)

52.246-6	INSPECTION--TIME-AND-MATERIAL AND LABOR-HOUR (MAY 2001) (DEVIATION – MAY 2003) Alternate I (Apr 1984). (DEVIATION – MAY 2003)

52.247-34	F.O.B. DESTINATION (NOV 1991) (DEVIATION – MAY 2003)

52.247-38	F.O.B. INLAND CARRIER, POINT OF EXPORTATION (APR 1984) (DEVIATION – MAY 2003)

52.247-39	F.O.B. INLAND POINT, COUNTRY OF IMPORTATION (APR 1984)

52.247-64	PREFERENCE FOR PRIVATELY OWNED U.S.-FLAG COMMERCIAL VESSELS (JUN 2000) (ALTERNATE I – APR 2003)

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552.203-71	RESTRICTION ON ADVERTISING (SEP 1999)

552.211-15	DEFENSE PRIORITIES AND ALLOCATIONS SYSTEM REQUIREMENTS (SEP 2004)

552.211-73	MARKING

552.211-75	PRESERVATION, PACKAGING, AND PACKING (FEB 1996) (ALTERNATE I – MAY 2003)

552.211-77	PACKING LIST (FEB 1996) (ALTERNATE I – MAY 2003)

552.228-70	WORKERS' COMPENSATION LAWS (SEP 1999)

552.229-70	FEDERAL, STATE, AND LOCAL TAXES (APR 1984)

552.238-70	IDENTIFICATION OF ELECTRONIC OFFICE EQUIPMENT PROVIDING ACCESSIBILITY FOR THE HANDICAPPED (SEP 1991)

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Exhibit D

Insurance Requirements

Insurance required under this Agreement shall be:

1.
Commercial General Liability insurance, including bodily injury, property damage, personal injury, advertising injury and products/completed operations, with a limit of not less than $2,000,000 each occurrence and $4,000,000 aggregate.  The policy shall include the following provisions:

(a)	BearingPoint, Inc., including any subsidiaries thereof, its directors, officers, employees, and agents shall be included as additional insured.

(b)	The Subcontractor's insurance shall be primary and non-contributory to any insurance maintained by BearingPoint, which shall apply explicitly on an excess basis.

(c)	Thirty- (30) days prior written notice of cancellation or material change in the insurance must be given to BearingPoint.

(d)	Subcontractor and Subcontractor's insurance companies waive their rights of subrogation against the above named insured.

(e)	Contractual liability coverage insuring the indemnity provisions of this Agreement as set forth herein.

2.
Worker's Compensation and Employer's Liability insurance covering all persons whom the Subcontractor may employ in carrying out the services hereunder.  Worker's Compensation insurance will be in accordance with the Worker's Compensation Law in the jurisdiction where the work is performed.  Employer’s Liability shall be provided with limits of not less than $500,000 each accident; $500,000 each disease; and $500,000 disease policy limit.

3.	Umbrella/Excess Liability insurance to follow-form the terms and conditions set forth in paragraph 1 above with a limit of liability not less than $3,000,000 each occurrence and aggregate.

4.
Prior to the commencement of services hereunder, the Contractor shall furnish BearingPoint with Certificates of Insurance (or evidence of self-insurance) for all insurance required herein.  Each insurer must be reasonably acceptable to BearingPoint, and possess a minimum Best’s rating of ‘A- VII’ (or equivalent rating agency in the country) and licensed to conduct business in all states/countries where this Agreement shall apply.

5.	It is specifically agreed that the types and amounts of insurance shall not limit Contractor’s liability to indemnify, defend, and hold BearingPoint harmless.

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